Exhibit 10.8
[Form of Business Opportunity Right of First Review Agreement]
[                    ], 2008
FinTech Acquisition Corp.
405 Silverside Road
Wilmington, DE 19809

Re:	Initial Public Offering of FinTech Acquisition Corp.
Ladies and Gentlemen:
     This letter is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between FinTech Acquisition Corp., a Delaware corporation (the “Company”), and UBS Securities LLC, as the representative of the underwriters named in Schedule A thereto (the “Underwriters”), relating to an underwritten initial public offering (the “IPO”) of the Company’s units (the “Units”), each Unit composed of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant, exercisable for one share of Common Stock (the “Warrants”). Certain capitalized terms used herein are defined in paragraph 5 hereof.
     In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the IPO and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree with the Company as follows:
     1. The undersigned agree that from the Effective Date of the Registration Statement until the earlier of (i) the consummation of an Initial Business Combination or (ii) [                    ], 2010 [24 months from the completion of the IPO], the Company shall have the right of first review (the “Right of First Review”) with respect to business combination opportunities identified by The Bancorp, Inc. (“Bancorp”) or any of its affiliates relating to companies that are not publicly traded on a stock exchange or over-the-counter market with an enterprise value of over $60 million. For purposes of this agreement, “enterprise value” means market capitalization plus total debt plus preferred shares minus cash and cash equivalents. Bancorp shall first offer, or cause to be offered, any such business combination opportunity to the Company and Bancorp shall not, and shall cause each other business entity under its management not to, pursue such business opportunity unless and until a majority of the Company’s disinterested directors have determined for any reason that the Company shall not pursue such opportunity.
     2. (a) Neither the undersigned nor any affiliate of the undersigned will be entitled to receive, and no such person will accept, any finder’s fee, reimbursement or cash payment from the Company for services rendered to the Company prior to or in connection with the consummation of an Initial Business Combination, other than (subject to the following sentence) (i) repayment of that certain Promissory Note in the amount of $100,000 made to the Company by TBBK Acquisitions I, LLC, to cover offering-related and organizational expenses; (ii) a payment of an aggregate of $7,500 per month to Bancorp, for office space, secretarial and administrative services; and (iii) reimbursement for any out-of-pocket expenses or advances related to: (i) the IPO, (ii) identifying, investigating and consummating an Initial Business Combination or (iii) other expenses or advances that the Company is permitted to incur. The undersigned acknowledges that the Company’s Audit Committee (or the Company’s Board of Directors in the case of a director who is a member of the Company’s Audit Committee) will review and approve all payments made to the undersigned, the Company’s officers and directors and the Company’s or their affiliates, other than the $7,500 per month payment described in the immediately preceding sentence.
     (b) Neither the undersigned nor any affiliate of the undersigned will accept a finder’s fee, consulting fee or any other compensation or fees from any person or other entity in connection with an Initial Business Combination, other than compensation or fees that may be received for any services provided following such Initial Business Combination.
     3. Each of the undersigned has the full right and power, without violating any agreement by which he, she or it is bound, to enter into this letter agreement.
     4. As used herein, (i) “Effective Date” shall mean the date of effectiveness of the Registration Statement with the United States Securities and Exchange Commission; (ii) “Initial Business Combination” shall mean the acquisition through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses in connection with which the Company will require that a majority of the shares of Common Stock voted by the Public Stockholders are voted in favor of such acquisition and stockholders owning less than 30% of the IPO Shares exercise their conversion rights; (iii) “IPO Shares” shall mean the shares of Common Stock underlying the Units issued in the IPO; (iv) “Public Stockholders” shall mean purchasers of Common Stock in the IPO or in the secondary market, including any of the Company’s officers or directors or their affiliates, including the undersigned, to the extent that they purchase or acquire Common Stock in the IPO or the secondary market; and (v) “Registration Statement” shall mean the Company’s Registration Statement on Form S-1 (File No. 333-149977, originally filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on March 31, 2008).
     5. Each of the undersigned acknowledges and understands that the Company and the Underwriters will rely upon the agreements, representations and warranties set forth herein in proceeding with the IPO. Nothing contained herein shall be deemed to render any Underwriter a representative of, or a fiduciary with respect to, the Company, its stockholders, or any creditor or vendor of the Company with respect to the subject matter hereof.
     6. This letter agreement shall be binding on the undersigned and their successors and assigns. This letter agreement shall terminate on the earlier of (i) the consummation of an Initial Business Combination and (ii) 24 months from the completion of the IPO; provided that such termination shall not relieve the undersigned from liability for any breach of this letter agreement prior to its termination.

     7. This letter agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
     8. No term or provision of this letter agreement may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change, waiver, alteration or modification is to be enforced.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

THE BANCORP, INC.

By:
Name:
Title:

Betsy Z. Cohen

Frank M. Mastrangelo

Martin F. Egan

Walter T. Beach

Michele A. Fitzpatrick

T. Stephen Johnson

Raymond Moyer

Arthur Birenbaum

Donald F. McGraw, Jr.

Scott R. Megargee
[Signature Page to Right of First Review Agreement]

ACCEPTED AND AGREED:
FINTECH ACQUISITION CORP.

By:
Name:
Title:
[Signature Page to Right of First Review Agreement]